Exhibit 99.1

CUI Global, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

TUALATIN, Ore., March 14, 2018 -- CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the fourth quarter and full fiscal year ended December 31, 2017.

Full Year 2017 vs. Full Year 2016

●	Revenue was $83.3 million compared to $86.5 million;
●	Gross profit was $27.9 million compared to $32.3 million;
●	Gross margin was 33.5% compared to 37.3%
●	Consolidated net loss was $(12.6) million compared to $(7.3) million;
●	Loss per diluted share was $(0.56) compared to $(0.35) per diluted share;
●	Adjusted EBITDA was $(7.4) million compared to $(3.2) million;
●	Cash and cash equivalents were $12.6 million at December 31, 2017;
●	Power and Electromechanical (P&EM) segment unaudited backlog was $20.2 million at December 31, 2017;
●	Energy segment unaudited backlog was $12.6 million at December 31, 2017.

Fourth Quarter 2017 vs. Fourth Quarter 2016

●	Revenue was $21.1 million compared to $19.4 million;
●	Gross profit was $6.5 million compared to $6.5 million;
●	Gross margin was 30.9% compared to 33.4%
●	Consolidated net loss was $(5.3) million compared to $(2.6) million;
●	Loss per diluted share was $(0.20) compared to $(0.12) per diluted share;
●	Adjusted EBITDA was $(2.3) million compared to $(2.3) million.

Note: Full year and fourth quarter 2017 financial results include a $3.2 million goodwill impairment charge associated with the Company’s Orbital UK subsidiary to reflect the longer than expected temporary halt in shipping of GasPT devices under its current contract for the national gas transmission company in Italy and softness in its UK market due to post-Brexit-vote business uncertainty.

“Our performance in fiscal 2017 attests to a robust rebound in our Power & Electromechanical business segment and continued effective development activities in our Energy segment,” said William Clough, president and CEO of CUI Global. “P&EM revenues increased over 10% year-over-year and well above the electronics industry average as steps taken to broaden our base of business, coupled with strengthening industry fundamentals, drove double-digit growth across almost all of our product lines. In our Energy segment, we continued to lay the groundwork for greater adoption of our gas technology products across all key geographies while work under our Italian contract was suspended.

“We also made considerable progress over the year advancing our market-changing technologies,” continued Mr. Clough. “Our ICE technology is well-received and setting a new standard for power infrastructure utilization in the data center market. P&EM backlog at year-end included our first order for ICE Switch, and after the close of the year, we received our first ICE Block order valued at $2.9 million. Having recently secured UL certification for ICE Block, we can now pursue opportunities in this growing market in a much more vigorous manner.

“In our Energy segment, our ability to leverage integration sales to drive for greater adoption of our gas technology products became evident in 2017 as integration awards began to include a product component. We recently secured a $4.6 million integration project for the UK’s gas transmission network that included in its tender proposal a requirement for our GasPT and VE thermowells,” continued Mr. Clough. “Business development activities for our energy products has resulted in an elevated industry profile and greater business activity as prospective customers respond favorably to the GasPT and VE technology’s respective value propositions. Our pipeline of potential Energy product opportunities today comprises a larger number of major energy producers than a year ago, including a broader footprint in North America where we are positioning our GasPT device as a fiscal monitoring solution in addition to its use in process control applications. We are seeing demand build for our VE sampling probes and systems across a broad array of applications and have made significant inroads raising this technology’s visibility to major market participants. In the fourth quarter, we secured a second order for our sampling system for a second ethylene plant.”

Concluded Mr. Clough, “As we enter fiscal 2018, we have ahead of us multiple paths for growth in both segments of our business. With our new, larger facility in Houston in operation, we now have access to larger integration opportunities from energy operators in the region, while in Europe we see the return of large projects that had been put on hold following the Brexit vote. Our efforts have already begun to yield results with almost $7.0 million in Energy projects secured year-to-date. In North America and Europe, we have seeded opportunities for GasPT and VE technology sales that we believe will bear fruit this year. We expect continued strength in our direct OEM and distribution channel businesses with incremental gains from sales of our ICE products. We have the technology, business development foundation and financial strength to pursue our growth goals and ensure our long-term success.”

Recent Business and Operational Highlights:

●

CUI Global announced that its Orbital UK subsidiary secured contracts totaling $4.58 million to enhance fuel gas metering and compressor efficiency on the UK’s gas transmission network. The award is the Company’s first non-biomethane project to include GasPT and VE thermowells products;

●	The Company received UL 9540 certification for its ICE Block data center hardware. With the receipt of UL certification, ICE Block is now fully certified and saleable in the market;
●

CUI Global announced that its Orbital Gas Systems North America (Orbital N.A.) subsidiary was awarded a $2.1 million integration project from a large U.S.-based energy, procurement, and construction firm for which Orbital N.A. is the sole-source integrator. The award follows the recent opening of Orbital N.A.’s new, larger production facility in Houston to service bigger opportunities with the region’s largest gas operators;

●

The Company’s CUI Inc. subsidiary received an initial purchase order for 400 of its ICE Block devices and additional ICE Switches valued at approximately $2.9 million for delivery in the fourth quarter of 2018;

●

CUI Global’s Orbital N.A. was awarded a fourth purchase order in as many months for its GasPTi device from a leading U.S.-based power and energy producer. The devices are being utilized in a process control application to optimize the efficiency and minimize maintenance on certain of the customer's gas-fired compressor turbines in the northeastern United States;

●

CUI Global was awarded project approval for an open-invitation competition by French pipeline operator ENGIE’s Lab Crigen research and operational expertise center whose goal is to identify projects that use innovative solutions for testing the quality of biomethane.

Conference Call

Management will host a conference call today, March 14, 2018 at 8:30 a.m.ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 4378747. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until March 29, 2018. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 4378747. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Counsel:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Financial Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except share and per share data)	2017	2016
Assets:
Current Assets:
Cash and cash equivalents	$12,646	$4,617
Trade accounts receivable, net of allowance of $135 and $151, respectively	10,833	9,375
Inventories, net of allowance of $946 and $774, respectively	13,892	13,202
Costs in excess of billings	2,299	2,735
Prepaid expenses and other	1,606	2,174
Total current assets	41,276	32,103
Property and equipment, less accumulated depreciation of $4,155 and $3,299, respectively	11,242	10,952
Goodwill	17,641	20,125
Other intangible assets, less accumulated amortization of $11,900 and $9,438, respectively	15,568	16,201
Investment	—	—
Note receivable, less current portion	317	362
Deposits and other assets	1,865	100
Total assets	$87,909	$79,843

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,110	$6,170
Mortgage note payable, current portion	94	89
Capital lease obligation, current portion	4	28
Accrued expenses	4,182	4,542
Billings in excess of costs	1,840	1,977
Unearned revenue	7,684	4,932
Total current liabilities	18,914	17,738

Long term mortgage note payable, less current portion	3,256	3,350
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	9	12
Derivative liability	356	467
Deferred tax liabilities	2,414	4,120
Other long-term liabilities	170	217
Total liabilities	30,423	31,208

Stockholders' Equity:
Preferred stock. par value $0.001; 10,000,000 shares authorized no shares issued at December 31, 2017 or 2016	—	—
Common stock, par value $0.001; 325,000,000 shares authorized; 28,406,856 shares issued and outstanding at December 31, 2017 and 20,916,848 shares issued and outstanding at December 31, 2016	28	21
Additional paid-in capital	169,527	150,174
Accumulated deficit	(108,559)	(95,970)
Accumulated other comprehensive loss	(3,510)	(5,590)
Total stockholders' equity	57,486	48,635
Total liabilities and stockholders' equity	$87,909	$79,843

CUI Global, Inc.

Condensed Consolidated Statements of Operations

	(unaudited)
(In thousands, except share and per share amounts)	For the three months ended December 31,		For the year ended December 31,
	2017	2016	2017	2016

Total revenues	$21,135	$19,403	$83,275	$86,461

Cost of revenues	14,614	12,931	55,406	54,200

Gross profit	6,521	6,472	27,869	32,261

Operating expenses:
Selling, general and administrative	8,443	7,912	33,921	34,239
Depreciation and amortization	526	557	2,163	2,366
Research and development	605	471	2,525	2,016
Provision for (credit to) bad debt	7	44	(13)	93
Impairment of goodwill and intangible assets	3,152	—	3,155	—
Other operating expenses	38	52	47	57

Total operating expenses	12,771	9,036	41,798	38,771

Loss from operations	(6,250)	(2,564)	(13,929)	(6,510)

Other income (expense)	65	14	234	(251)
Interest expense	(126)	(104)	(500)	(467)

Loss before taxes	(6,311)	(2,654)	(14,195)	(7,228)

Income tax (benefit) expense	(1,046)	(44)	(1,606)	38

Net loss	(5,265)	$(2,610)	$(12,589)	$(7,266)

Basic and diluted weighted average number of shares outstanding	26,635,684	20,916,559	22,397,865	20,897,812

Basic and diluted loss per common share	$(0.20)	$(0.12)	$(0.56)	$(0.35)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)	For the year ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,589)	$(7,266)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation	1,009	925
Amortization of intangibles	1,841	1,923
Stock and options issued and stock to be issued for compensation, royalties and services	425	734
Unrealized gain on derivative liability	(111)	(113)
Non-cash royalties, net	(3)	19
(Credit to) provision for bad debt expense and returns allowances	(13)	93
Provision for bad debt expense and returns allowances	(16)	—
Deferred income taxes	(1,767)	(107)
Non-cash unrealized foreign currency (gains)/losses	(362)	172
Impairment of intangible assets	3,155	—
Inventory reserve	138	312
Loss on disposal of assets	47	57

(Increase) decrease in operating assets:
Trade accounts receivable	(1,150)	4,432
Inventories	(411)	(1,672)
Costs in excess of billings	591	(1,454)
Prepaid expenses and other current assets	(421)	105
Deposits and other assets	(506)	(25)
Increase (decrease) in operating liabilities:
Accounts payable	(1,163)	495
Accrued expenses	(448)	(518)
Contingent consideration	3	(54)
Unearned revenue	2,666	1,179
Billings in excess of costs	(284)	162
NET CASH USED IN OPERATING ACTIVITIES	(9,369)	(601)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(893)	(824)
Proceeds from sale of property and equipment	8	27
Investments in other intangible assets	(638)	(850)
Proceeds from notes receivable	39	—
NET CASH USED IN INVESTING ACTIVITIES	(1,484)	(1,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from overdraft facility	9,782	—
Payments on overdraft facility	(9,782)	—
Proceeds from line of credit	22,332	—
Payments on line of credit	(22,332)	—
Payments on capital lease obligations	(29)	(41)
Payments on notes and loans payable	(89)	(85)
Payments on contingent consideration	(61)	(59)
Proceeds from sales of common stock, net of offering costs	18,905	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	18,726	(185)

Effect of exchange rate changes on cash	156	(217)
Net increase (decrease) in cash and cash equivalents	8,029	(2,650)
Cash and cash equivalents at beginning of year	4,617	7,267

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,646	$4,617

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, non-cash expenses associated with stock and stock options for compensation, royalties and services during the period, and impairment of goodwill and intangible assets.

(In thousands)
	(unaudited)		(unaudited)
	For the Three Months Ended		For the year ended
	December 31		December 31
	2017	2016	2017	2016
EBITDA:
Net (loss)	$(5,265)	$(2,610)	$(12,589)	$(7,266)
Plus: Interest expense	126	104	500	467
Plus: (Benefit) provision for taxes	(1,046)	(44)	(1,606)	38
Plus: Depreciation and amortization	718	701	2,850	2,848
EBITDA	$(5,467)	$(1,849)	$(10,845)	$(3,913)

Adjusted EBITDA:
Plus: Bad debt	7	44	(13)	93
Plus: Impairment of goodwill and intangible assets	3,152	—	3,155	—
Plus: Unrealized (gain) loss on derivative	(56)	(211)	(111)	(113)
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	112	(249)	425	734
Adjusted EBITDA	$(2,252)	$(2,265)	$(7,389)	$(3,199)

Adjusted net income (loss):
Net (loss)	$(5,265)	$(2,610)	$(12,589)	$(7,266)
Plus: Impairment of goodwill and intangible assets	3,152	—	3,155	—
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	316	299	1,232	1,284
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	112	(249)	425	734
Adjusted net income (loss)	$(1,685)	$(2,560)	$(7,777)	$(5,248)

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